Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-220288 and 333-220288-01) and Form S-8 (File No. 333-226974) of GWG Holdings, Inc. and Subsidiaries of our reports dated March 27, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this annual report on Form 10-K of GWG Holdings, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020